Exhibit (a)(5)(P)

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OR AMERICAN DEPOSITARY SHARES, WHETHER DIRECTLY OR INDIRECTLY, IN AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH, OR TO ANY PERSON TO OR FROM WHOM, SUCH OFFER OR SOLICITATION PURSUANT TO LEGISLATION AND REGULATIONS IN SUCH RELEVANT JURISDICTION WOULD BE PROHIBITED. SHAREHOLDERS NOT RESIDENT IN SWEDEN WHO WISH TO ACCEPT THE OFFER (AS DEFINED BELOW) MUST MAKE INQUIRIES CONCERNING APPLICABLE LEGISLATION AND POSSIBLE TAX CONSEQUENCES. SHAREHOLDERS SHOULD REFER TO THE OFFER RESTRICTIONS INCLUDED IN THE SECTION TITLED “IMPORTANT INFORMATION” AT THE END OF THIS PRESS RELEASE AND IN THE OFFER DOCUMENT. SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES IN THE UNITED STATES SHOULD ALSO REFER TO THE SECTION TITLED “SPECIAL NOTICE TO SHAREHOLDERS AND HOLDERS OF ADSs IN THE UNITED STATES” AT THE END OF THIS PRESS RELEASE AND IN THE OFFER DOCUMENT.

Asahi Kasei publishes the offer document for the recommended public cash offer to the shareholders and ADS holders of Calliditas

On 28 May 2024, Asahi Kasei Corporation (“Asahi Kasei”) announced a recommended public offer to acquire all shares in Calliditas Therapeutics AB (publ) (“Calliditas”) for SEK 208 in cash per share (the “Offer”). The Offer also includes a concurrent offer by Asahi Kasei to acquire all American Depositary Shares (“ADS”), each representing two shares in Calliditas, for SEK 416 in cash per ADS, which is conducted pursuant to the securities rules of the United States.

The Swedish language version of the offer document regarding the Offer (the “Offer Document”) has today on 17 July 2024 been approved and registered by the Swedish Financial Supervisory Authority. The Offer Document and an English translation thereof are available on Asahi Kasei’s website (www.asahi-kasei.com/announcement/01.html). The Offer Document will also be available on the Swedish Financial Supervisory Authority’s website (www.fi.se).

The acceptance period for the Offer commences on 18 July 2024 and expires on 30 August 2024. Assuming that the Offer is declared unconditional not later than 2 September 2024, settlement is expected to commence on or around 9 September 2024. Asahi Kasei reserves the right to shorten the acceptance period and set an earlier settlement date as well as to extend the acceptance period and to postpone the settlement date.

This press release was submitted for publication on 17 July 2024 at 17:30 CEST.

For enquiries regarding the Offer, please contact:

Asahi Kasei through Georgeson
Email: asahi-kasei@georgeson.com
Telephone: +46 850 7804 85

Information about the Offer is available at:
www.asahi-kasei.com/announcement/01.html

For administrative questions regarding the Offer, please contact your bank or nominee where you have your shares or ADSs registered.

Important information

This press release has been published in English and Swedish. In the event of any discrepancy between the two language versions, the Swedish version shall prevail.

The Offer is not being made to (and acceptance forms will not be accepted from or on behalf of) persons domiciled in Australia, Canada, Hong Kong, Japan, New Zealand, South Africa, or whose participation in the Offer requires that additional offer documents are prepared or registrations effected or that any other measures are taken in addition to those required under Swedish law (including Nasdaq Stockholm’s Takeover Rules) or U.S. law (including Nasdaq Global Select Market Rules), unless an exemption applies.

This press release, the Offer Document and any other documentation related to the Offer (including copies of such documentation) must not be mailed or otherwise distributed, forwarded or sent in or into any jurisdiction (including, without limitation, Australia, Canada, Hong Kong, Japan, New Zealand or South Africa) in which the distribution of this press release, the Offer Document or the Offer would require any additional measures to be taken or would be in conflict with any laws or regulation in any such jurisdiction. Persons who receive this press release or the Offer Document (including, without limitation, banks, brokers, dealers, nominees, trustees and custodians) and are subject to the laws or regulations of any such jurisdiction will need to inform themselves about, and observe, any applicable restrictions and requirements. Any failure to do so may constitute a violation of the securities laws or regulations of any such jurisdiction. To the extent permitted by applicable law, Asahi Kasei disclaims any responsibility or liability for any violations of any such restrictions, and Asahi Kasei reserves the right to disregard any acceptance forms whose submission constitutes a direct or indirect violation of any of these restrictions.

Forward-looking statements

Statements in this press release relating to any future status or circumstances, including statements regarding future performance, growth and other trend projections and other effects of the Offer, are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipate”, “believe”, “expect”, “intend”, “plan”, “seek”, “will”, “would” or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that could occur in the future. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements due to several factors, many of which are outside Asahi Kasei’s control. Any forward-looking statements in this press release speak only as of the date on which the statements are made and Asahi Kasei has no obligation (and undertakes no obligation) to update or revise any of them, whether as a result of new information, future events or otherwise, except as required by applicable laws and regulations.

Special notice to shareholders and holders of ADSs in the United States

Holders of ADSs in Calliditas are advised to read the offer documents prepared for the Offer for the ADSs, as may be amended and supplemented from time to time, when they become available, before making any decision with respect to the Offer, because such documents will contain important information about the Offer for the ADSs and the parties thereto.

The Offer described in this press release is made for the issued and outstanding shares of Calliditas, a company incorporated under Swedish law, and is subject to Swedish disclosure and procedural requirements, which may be different from those of the United States. The Offer is made and is otherwise in compliance with the disclosure and procedural requirements of Swedish law, including with respect to withdrawal rights, the timetable, notices of extensions, announcements of results, settlement procedures (including as regards to the time when payment of the consideration is rendered) and waivers of conditions, which may be different from requirements or customary practices in relation to U.S. domestic tender offers.

Calliditas’ financial statements and all financial information included herein, or any other documents relating to the Offer, have been or will be prepared in accordance with Swedish generally accepted accounting principles and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. generally accepted accounting principles. The shareholders and holders of ADSs in Calliditas are subject, in all material respects, to the same terms and conditions in the Offer. Any information documents relating to the Offer, including the offer documents, are being disseminated to shareholders and ADS holders of Calliditas in the United States on a basis comparable to the method pursuant to which such documents are provided to Calliditas’ other shareholders.

Holders of ADSs should consider that the price for the Offer is being determined in SEK but will be payable to them in U.S. dollars.

It may be difficult for shareholders and holders of ADSs in the United States to enforce their rights and any claims they may have arising under the U.S. federal or state securities laws in connection with the Offer, since Calliditas and Asahi Kasei are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. Shareholders and holders of ADSs in the United States may not be able to sue Calliditas or Asahi Kasei or their respective officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel Calliditas or Asahi Kasei and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.

To the extent permissible under applicable laws or regulations, Asahi Kasei and its affiliates or its brokers and its brokers’ affiliates (acting as agents for Asahi Kasei or its affiliates, as applicable) may from time to time and during the pendency of the Offer, and other than pursuant to the Offer, directly or indirectly purchase or arrange to purchase shares of Calliditas outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, in accordance with applicable Swedish laws. Information about such purchases will be disclosed by means of a press release or other means reasonably calculated to inform shareholders and holders of ADSs in the United States of such purchases. In addition, the financial advisers to Asahi Kasei may also engage in ordinary course trading activities in securities of Calliditas, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law. Any information about such purchases will be announced in Swedish and in a non-binding English translation available to shareholders and holders of ADSs in the United States through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or U.S. law, rules or regulations.

The receipt of cash pursuant to the Offer by a person in the United States may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder and holder of ADSs is urged to consult an independent professional adviser regarding the tax consequences of accepting the Offer. Neither Asahi Kasei nor any of its affiliates and their respective directors, officers, employees or agents or any other person acting on their behalf in connection with the Offer shall be responsible for any tax effects or liabilities resulting from acceptance of the Offer.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THIS PRESS RELEASE OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THIS PRESS RELEASE IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.